Exhibit 10.11

AMENDED AND RESTATED
MASTER MANAGEMENT
AGREEMENT

THIS AMENDED AND RESTATED MASTER MANAGEMENT AGREEMENT (this “Agreement”) is made as of June 3rd, 2009 by and among Midwest Care Holdco TRS I LLC, a Delaware limited liability company (“Holdco”), the eighteen limited liability companies listed in and identified on Schedule I to this Agreement (each, a “GNC Tenant” and collectively, the “GNC Tenants”), and Good Neighbor Care Centers, LLC (“Manager”), an Oregon limited liability company.

RECITALS

A.                                   Sixteen limited liability companies wholly owned by Holdco (each, a “Holdco SPE” and collectively, the “Holdco SPEs”) and the GNC Tenants lease from subsidiaries of Wakefield Capital, LLC the senior care facility properties described on Exhibit A (each, a “Facility” and collectively, the “Facilities”) pursuant to certain lease agreements (each, a “Lease”) in the form attached hereto as Exhibit B;

B.                                     A Management Agreement between a Holdco SPE or a GNC Tenant, on the one hand, and Manager, on the other, has been entered into with respect to each Facility (the “Management Agreements”) in the form attached hereto as Exhibit E;

C.                                  It is the intention of the parties hereto that the rights and obligations set forth in this Agreement shall have priority with respect to the terms of the Management Agreements and the terms of this Agreement shall prevail to the extent of any inconsistency between this Agreement and any Management Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      General.

1.1                                     Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Initially capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Management Agreements. Unless the context otherwise requires, all references herein to “years” or “months” shall mean “calendar years” or “calendar months.”

“Adjusted Net Operating Income” or “ANOI” shall mean the aggregate Gross Revenues for all Facilities, as adjusted for Bad Debts, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, less the aggregate Facility Expenses for all Facilities, less the aggregate Base Management Fees for all Facilities and less the aggregate Capex Reserve for all Facilities. ANOI shall be measured quarterly as soon as practicable in accordance with the Management Agreements and in any event within twenty (20) days of the end of each quarter.

“Additional Incentive Management Fee” shall have the meaning ascribed to such term in Section 4.2.

“Affiliate” shall have the meaning ascribed to such term in the Management Agreements.

“Agreed Adjustment” shall have the meaning ascribed to such term in Section 5.1 hereof.

“Approved Budgets” shall mean the budgets approved by Tenant for the operation of a Facility as further described in the Management Agreements.

“Annual Operating Budget” shall have the meaning ascribed to such term in the Management Agreements.

“Assisted Living” means housing facilities for seniors who seek housing with supporting care and services including assistance with activities of daily living (such as bathing, eating, dressing and monitoring medications), Alzheimer’s care and other services such as housekeeping, meals and activities.

“Bad Debt” shall have the meaning ascribed to such term in the Management Agreements.

“Base Management Fee” shall have the meaning ascribed to such term in Section 3.

“Business Day” shall have the meaning ascribed to such term in the Management Agreements.

“Capex Reserve” shall have the meaning ascribed to such term in the Management Agreements.

“Capital Budget” shall have the meaning ascribed to such term in the Management Agreements.

“Cause” shall mean termination related to any act of dishonesty, gross negligence, fraud, embezzlement, or bad faith, any violation of fiduciary duties, or any indictment or conviction for a felony.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation Uses” shall have the meaning ascribed to such term in Section 5.4.

“EBITDAR” shall mean earnings before interest, taxes, depreciation, amortization and rent, calculated in accordance with United States generally accepted accounting principles.

“Estimated Base Management Fee” shall have the meaning ascribed to such term in Section 5.1.

“Facilities” shall have the meaning ascribed thereto in Recital A.

“Facility Expenses” shall have the meaning ascribed to such term in the Management Agreements.

“FF&E” shall have the meaning ascribed to such term in the Management Agreements.

“Force Majeure” shall have the meaning ascribed to such term in the Management Agreements.

“GNC Tenant” shall have the meaning ascribed thereto in the Preamble.

“Gross Revenues” shall have the meaning ascribed to such term in the Management Agreements.

“Incentive Management Fee” shall have the meaning ascribed to such term in Section 4.1.

“Independent Living” means senior housing facilities designed to meet the needs of seniors who choose to live in an environment surrounded by their peers where they receive services such as housekeeping, meals and activities, but are not reliant on assistance with activities of daily living such as bathing, eating and dressing (although some residents may contract out for those services).

“Key Man” shall have the meaning ascribed to such term in Section 11.1.

“Holdco” shall have the meaning ascribed to such term in the Preamble.

“Holdco SPE” shall have the meaning ascribed to such term in Recital A and shall also include any other limited liability company wholly owned by Holdco that enters into or takes assignment of a Management Agreement.

“Hurdle” shall have the meaning ascribed to such term in Section 4.1.

“Legal Requirements” shall have the meaning ascribed to such term in the Management Agreements.

“License” shall have the meaning ascribed to such term in Section 7.5.

“Management Agreements” shall have the meaning ascribed to such term in Recital B and includes any amendments, supplements, restatements or replacements thereof.

“Management Fee” shall have the meaning ascribed to such term in the Management Agreements.

“Manager” shall mean Good Neighbor Care Centers, LLC.

“Manager’s Standards” shall have the meaning ascribed to such term in the Management Agreements.

“National Vendor Contracts” shall have the meaning ascribed to such term in the Management Agreements.

“Obligations” mean the obligations and covenants to perform of any Manager hereunder or under a Management Agreement.

“Person” means an individual, sole proprietorship, partnership, limited partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, joint venture, co-ownership, and a natural person in his or her capacity as a trustee, executor, administrator or other legal representative.

“Residents” shall have the meaning ascribed to such term in Section 2.1(b).

“Sale Transaction” shall mean the sale of all or substantially all of the Facilities.

“Senior Living Facility” means a senior housing facility, and, for certainty, without limitation, includes Skilled Nursing, Assisted Living and Independent Living facilities.

“Skilled Nursing” means senior housing facilities that meet the needs of seniors who require a substantial level of skilled nursing services or who are receiving rehabilitative services following an adverse event such as a broken hip or stroke.

“Tenant” means Holdco, each Holdco SPE, and each GNC Tenant, individually or collectively as the context requires; provided that each GNC Tenant will cease to be treated as a “Tenant” effective as of the date it assigns its Lease to a subsidiary of Holdco.

“Term” means the term of each Management Agreement, being one (1) year, renewable at the end of each year unless either party provides written notice no less than sixty (60) days prior to the end of the initial term or any extension, unless sooner terminated pursuant to the terms of the applicable Management Agreement or this Agreement and, for greater certainty, this Agreement shall be automatically amended so as to no longer apply to any Management Agreement that is no longer in effect or that has been terminated; provided that for the avoidance of doubt, this Agreement shall automatically terminate at any time that all of the Management Agreements are no longer in effect.

“Termination Date” shall mean with respect to any Management Agreement, the date of termination of such Management Agreement specified in any notice of termination given by Tenant to Manager pursuant to the exercise thereby of the termination right hereunder.

“Travel Budget” shall have the meaning ascribed to such term in Section 12.1.

2.                                             Performance

2.1                                              Goals. The operation and management of the Facilities is delegated to the Manager pursuant to the Management Agreement, and Tenant relied on Manager’s experience and expertise in making that delegation.  The joint goals of the parties hereto are for the Manager to:

(a)                                  Establish and maintain programs to promote the most effective and profitable utilization of each Facility’s services;

(b)                                 Provide quality services to individuals residing at each Facility (the “Residents”) in a manner complying with the actual Resident agreements in use at the Facility, the Manager’s Standards and the Approved Budget, and create a form resident agreement for future use at the Facilities;

(c)                                  Establish appropriate marketing programs and maintain excellence and first-class operation for each Facility, all in accordance with this Agreement, the applicable Management Agreement, the Manager’s Standards and the Approved Budget;

(d)                                 Maintain well trained, adequately supervised, quality staff, in sufficient number, at each Facility in a manner consistent with this Agreement, the applicable Management Agreement, the Manager’s Standards and the Approved Budget;

(e)                                  Operate each Facility prudently, on a sound financial basis and in a manner consistent with this Agreement, the applicable Management Agreement, the Manager’s Standards and the Approved Budget;

(f)                                    Establish and maintain a sound financial accounting system for each Facility;

(g)                                 Institute and maintain adequate internal fiscal controls through proper budgeting, accounting procedures, and timely financial reporting in a manner consistent with this Agreement, the applicable Management Agreement and the Approved Budget;

(h)                                 Prevent loss of Gross Revenues for each Facility and institute and maintain sound billing and collection procedures and methods;

(i)                                     Maintain and increase Gross Revenues at each Facility;

(j)                                     Conform operations at each Facility to, and comply with, all applicable Legal Requirements, this Agreement and the Manager’s Standards, including without limitation, those pertaining to licensing, and take all steps necessary to ensure that any and all licenses, permits, and certificates necessary for the ownership, use and operation of each Facility as a Senior Living Facility is maintained at all times, without interruption; and

(k)                                  Take such other steps as are necessary to provide high quality care to the Residents, consistent with this Agreement, the Manager’s Standards and as otherwise requested by Tenant, all consistent with the applicable Approved Budget.

2.2                                       Standard of Care. Manager will discharge its duties under each Management Agreement in good faith, and will exercise, with respect to all services provided under or pursuant to this Agreement or any Management Agreement, a standard of care, skill, prudence and diligence under the circumstances then prevailing as would be expected of a prudent manager who has a high level of experience and expertise with respect to such matters and at or above the Manager’s Standards and in no event with less care, skill, prudence or diligence as the Manager would customarily utilize in the conduct of its business, and as is necessary for the maintenance of any license or permit required for the applicable Facility and compliance with all Legal Requirements and the Manager’s Standards.

3.                                   Base Management Fee.

3.1                                      Manager shall be paid an annual fee by the Tenant (the “Base Management Fee”) equal to five percent (5.0%) of aggregate Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles.  The Base Management Fee shall be calculated separately for the Holdco SPEs, on the one hand, and the GNC Tenants, on the other, and the Holdco SPEs and GNC Tenants shall be liable only for their proportionate share (based on relative Gross Revenues) of the Base Management Fee.

4.                                      Incentive Management Fee.

4.1                                      Manager shall be paid an annual incentive fee by the Tenant (the “Incentive Management Fee”) equal to twenty percent (20%) of the excess, if any, of actual ANOI for such year for all Facilities managed by Manager (excluding the Incentive Management Fees for purposes of calculating ANOI) over $20.5 million (the “Hurdle”).  The Hurdle will be increased for each year after 2009 by 2.50% per year, compounded annually.  Any such Incentive Management Fee shall be allocated amongst the Facilities in a manner determined appropriate by Holdco and Manager, both acting reasonably; provided that the Incentive Management Fee shall be calculated separately for the Holdco SPEs, on the one hand, and the GNC Tenants, on the other, and the Holdco SPEs and GNC Tenants shall be liable only for their proportionate share (based on relative ANOI) of the Incentive Management Fee.  To the extent that after the date hereof (i) Tenant and Manager enter into additional Management Agreements or (ii) Tenant incurs capital expenses (A) for expansion of a Facility or (B) in excess of $350 per unit per year, increased by 2.50% annually, at a Facility, the Hurdle will be adjusted, as appropriate, pursuant to written agreement of the parties.

4.2                                    In the event of a Sale Transaction, the Manager shall be paid an additional incentive fee (the “Additional Incentive Management Fee”) in an amount equal to ten percent (10%) of the excess of (i) the fair market value of the consideration received by Wakefield Capital, LLC and/or its Affiliates pursuant to the Sale Transaction over (ii) $275 million (which amount shall be increased by five percent (5%) per year for each year after the 2009 calendar year) (the “Incentive Threshold”); provided, however, that with respect to a Sale Transaction involving the sale of all or substantially all of the facilities of Wakefield Capital, LLC, such portion of the consideration received that is allocable to the Facilities (which shall be determined jointly by Wakefield Capital, LLC and the buyer and which determination shall be binding on the Manager, Holdco and the GNC Tenants) shall be deemed to be consideration received by Wakefield Capital, LLC and/or its Affiliates pursuant to a Sale Transaction for purposes of calculating the Additional Incentive Management Fee.  Notwithstanding the foregoing, the Incentive Threshold shall be adjusted for each Management Agreement as provided herein.  To the extent that after the date hereof (i) Tenant and Manager enter into additional Management Agreements (other than Management Agreements assigned by GNC Tenants to Holdco SPEs) or (ii) Tenant incurs capital expenses (A) for expansion of a Facility or (B) in excess of $350 per unit per year at a Facility, the Incentive Threshold will be adjusted, as appropriate, pursuant to

written agreement of the parties.   If a Management Agreement is terminated, the Incentive Threshold shall be decreased by the amount allocated for such Facility as set forth on Exhibit C.  The Incentive Threshold shall not be adjusted for any Management Agreements terminated within sixty (60) day of the closing date of the Sales Transaction unless such termination is for Cause.  The Manager agrees that thirty-five percent (35%) of the Additional Incentive Management Fee shall be paid as compensation to Manager’s management and employees, and/or the management and employees of Manager located at or otherwise assigned to the Facilities.

5.                                         Calculation and Payment of Management Fee and Incentive Management Fee

5.1                                         An estimate of the Base Management Fee (the “Estimated Based Management Fee”) will be paid by Tenant to Manager within five (5) days of the beginning of each calendar month and shall be credited against Tenant’s obligation to pay the Base Management Fee pursuant to Section 3.1.  For purposes of calculating the Estimated Base Management Fee paid during January 2009 through April 2009, the amount of Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, for such month shall be assumed to be $5,022,946.   Following April 2009 and until such time as Holdco and Manger agree upon the Agreed Adjustment (as defined below), for purposes of calculating the Estimated Base Management Fee for the second calendar quarter of 2009, the amount of Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, for any month shall be assumed to be the average of the actual Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, for the first three months of 2009.  Following the end of the second calendar quarter of 2009, Holdco and Manager shall agree upon an adjustment for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves (the “Agreed Adjustment”), and the Estimated Base Management Fees paid in each month following such agreement shall be based on the Gross Revenues for the most recent month for which the actual Gross Revenues have been determined and shall be reduced by the Agreed Adjustment.  Notwithstanding the payment of an Estimated Base Management Fee, the amount of Base Management Fee owed by Tenant to Manager with respect to any month will be based on the actual Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, for such month, and the overpayment or underpayment of the Base Management Fees as a result of the payment of Estimated Base Management Fees with respect to any month will be addressed through the true-up provisions of Section 5.3.

5.2                                         ANOI for all Facilities will be measured by the Manager quarterly within twenty (20) days following the end of each calendar quarter; and the Incentive Management Fee, if any, will be paid by Tenant to Manager on the tenth (10th) day of the following calendar month.

5.3                                         Within twenty-five (25) days following each calendar quarter in each calendar year (including the fourth such quarter), Manager shall verify the determinations of

ANOI and Gross Revenues, adjusted for Bad Debt, refunds of Resident payments, other cash adjustments and other reserves in accordance with United States generally accepted accounting principles, with respect to all Facilities for the entire calendar year to date. If the Base Management Fee (including Estimated Base Management Fees) and/or Incentive Management Fee payments made to Manager on a monthly or quarterly basis, as applicable, exceed (or are less than) the year-to-date monthly Base Management Fee and/or quarterly Incentive Management Fee to which Manager is entitled, then (i) Manager will reimburse Tenant (or Tenant will pay Manager) for such excess (or deficiency) within ten (10) Business Days of the determination of the actual Base Management Fee and/or Incentive Management Fee, but not later than forty (40) days following the end of the applicable calendar quarter, or (ii) at Holdco’s option, future payments of the Base Management Fee (including Estimated Base Management Fees) and/or Incentive Management Fee will be reduced to the extent of such excess.  In the event Holdco or its auditors determines that the Manager’s calculation of Gross Revenues or ANOI for any calendar year was incorrect (as a result of an audit pursuant to Section 6.2 hereof or otherwise) and the Base Management Fee and/or Incentive Management Fee paid for such period exceeded (or was less than) the correct amount for such calendar year, then (i) the Manager will reimburse Tenant (or Tenant will pay Manager) such excess (or deficiency) of Base Management Fee and/or Incentive Management Fee within twenty (20) Business Days of the determination of the actual Base Management Fee and/or Incentive Management Fee or (ii) at Holdco’s option, future payments of the Base Management Fee (including Estimated Base Management Fees) and/or Incentive Management Fee will be reduced to the extent of such excess.

5.4                                         The Incentive Management Fee will be used primarily to provide incentive compensation to Manager’s management and employees who are involved in the day-to-day management of the Manager either in the Manager’s home office in Eugene, Oregon or at or in the Facilities, and/or management and employees of Manager located at or otherwise assigned to the Facilities, therefore Manager agrees that any Incentive Management Fee earned in a given year will be allocated as follows:

(a)                                          The first $500,000:  75% to compensate Manager’s management and/or employees, and management and employees of Manager located at or otherwise assigned to the Facilities (the “Compensation Uses”), with the remainder of such first $500,000 unrestricted;

(b)                                         From $500,000 to $1,000,000:  50% to the Compensation Uses, with the remainder of such amount from $500,000 to $1,000,000 unrestricted; and

(c)                                          Above $1,000,000:  Unrestricted.

5.5                                         The Tenant’s obligation to pay the Base Management Fee and the Incentive Management Fee to the Manager is subordinate to the Tenant’s obligation under each  Lease to pay “Rent” (as defined in each Lease).

6.                                   Representations of Manager (Internal Controls)

6.1                                   The Manager will at all times maintain appropriate and proper accounting systems, books of account and records on a Facility-by-Facility basis and as to all transactions entered into in the performance of its obligations under the Management Agreements. The Manager will maintain appropriate internal controls in connection with its duties, obligations and services provided under the Management Agreements and, at the request of Holdco, will provide appropriate documentation with respect to the nature of, and existence, of such internal controls and procedures. Without in any way limiting the foregoing, the Manager will also maintain on a Facility-by-Facility basis and a portfolio-wide basis appropriate business interruption and disaster recovery controls, procedures and systems. Each Tenant will have the right, at such Tenant’s expense, at reasonable times to inspect the Facilities and the books and records maintained by the Manager or to cause an inspection to be made and to make copies of or extracts from the books of account and records. In addition, the Manager will provide promptly to any Tenant copies of any electronic and computer records and disks that may be requested by any Tenant from time to time. The Manager will, in addition to the applicable Approved Budget and accounting information specified in the Management Agreements, supply, at any Tenant’s request, such Tenant with such additional information required by such Tenant, at such Tenant’s expense. The Manager agrees that, as and when required by any Tenant in order to permit it and its management to comply with Legal Requirements, the Manager will cooperate with, and assist, any Tenant in respect of the foregoing. In that regard, Manager will supply, on request, such written representations by the Manager to the best of its knowledge and belief as such Tenant may request in connection with internal controls or procedures, including without limitation: (i) the absence of significant deficiencies or material weaknesses in the design or operation of such internal controls which could adversely affect the financial information provided by the Manager to such Tenant; (ii) the absence, in any context, of material changes to, or violations of, such internal controls or procedures; and (iii) the absence of any fraud, whether or not material, that involves management or any employees of the Manager who have a significant role in the Manager’s internal controls. At any time should the Manager become aware of items described in (i), (ii) and (iii) above, the Manager will notify the applicable Tenant immediately. All books, records, reports or other papers maintained by the Manager in connection with its duties, obligations and services provided under this Agreement or the Management Agreements will be maintained by the Manager, and shall not be destroyed, within six (6) years of making thereof without the prior written approval of the Tenant.

6.2                                   If any of the reports required by this Section 6 are not furnished on a timely basis, and Manager does not provide the same within ten (10) Business Days after notice from Tenant thereof, Tenant shall have the right, at Manager’s expense, to cause the books and records of Manager relating to the Facility to be audited; provided that the foregoing right shall be in addition to, and not in lieu of, any other right or remedy available to Tenant under this Agreement or the Management Agreements. Manager shall promptly correct all accounting method deficiencies and errors disclosed by Tenant’s audits and shall timely inform Tenant of all corrective actions taken. Except as set forth above, Tenant’s audit shall be at Tenant’s expense unless an error on the part of Manager or its accountant is discovered which affects Tenant adversely and is equal to or greater than five percent (5%) of the greater of gross Facility Expenses or Gross Revenues for the most recent twelve (12) month period, in which case Manager shall bear the reasonable cost of the audit.

6.3                                      Manager hereby covenants and agrees to co-operate with and assist Tenant in order to enable Tenant and its owners to prepare their respective financial statements.

7.                                       Representations and Warranties of Manager.

7.1                                       Manager is a limited liability company, duly organized and validly existing under the laws of the State of Oregon, and, to the extent necessary, duly licensed and qualified to do business and to manage a Facility in each of the states in which a Facility is located, with the full power and authority and legal right to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and each Management Agreement and to perform its obligations hereunder and thereunder.

7.2                                        Except to the extent related to consents of lenders of Holdco and its Affiliates and the consent of any state regulatory authorities, to the actual knowledge of the Board of Directors of Manager,  no consent of any third party is required as a condition to the entering into of this Agreement by Manager and each Management Agreement other than such consent as has been previously obtained.

7.3                                          Manager has authorized the execution and delivery of this Agreement and each Management Agreement and this Agreement and each Management Agreement constitutes the valid and binding obligation and agreement of Manager, enforceable in accordance with its terms (subject to the effect on enforceability of lender consent and/or state regulatory compliance, bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principles of equity).

7.4                                           Except to the extent related to consents of lenders of Holdco and its Affiliates and the consent of any state regulatory authorities, to the actual knowledge of the Board of Directors of Manager, neither the execution and delivery of this Agreement and each Management Agreement, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Facility or the assets of Manager pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Manager or any Affiliate thereof may be party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

7.5                                 Manager and/or each GNC Tenant, as applicable, holds all necessary permissions, consents, approvals, licenses, authorizations, registrations or validations of, or filing with, notice to, or exemptions by, any governmental agency, commission, board or public authority  (collectively, “License”)  required to operate lawfully each Facility, and all such licenses are in full force and effect as of the date of this Agreement.  Manager shall provide a list of all necessary Licenses to Holdco within ten (10) business days of the date of this Agreement.

7.6                                 During the term of any of the Management Agreements, Manager shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code.  To that end, during the term of any of the Management Agreements:

(a)           Manager shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of NRFC Sub-REIT Corp. or Inland American Real Estate Trust, Inc.;

(b)           if Manager is a corporation for federal income tax purposes, no more than 35% of the total combined voting power of its outstanding stock (or 35% of the total shares of all classes of its outstanding stock) or, if it is not a corporation for federal income tax purposes, no more than 35% of the ownership interest in its assets or net profits is owned, directly or indirectly, by one or more Persons owning 35% or more of the outstanding stock of NRFC Sub-REIT Corp. or Inland American Real Estate Trust, Inc.; and

(c)           Manager shall be (or shall, within the meaning of Section 856(d)(9)(F), be related to a person (a “Related Operator”) that is) actively engaged in the trade or business of operating “qualified health care properties” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to NRFC Sub-REIT Corp., Inland American Real Estate Trust, Inc. or Tenant (“Unrelated Persons”).  In order to meet this requirement, Manager agrees that for each calendar year it (i) shall derive at least 10% of both its revenue and profit from operating “qualified health care properties” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of health care management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code Section.  For purposes of the calculation called for by clause (i) of the immediately preceding sentence, the Manager may consolidate the operations of any Related Operators.

A “qualified health care property” is defined in Section 856(e)(6)(D)(i) of the Code and means any real property (including interests therein), and any personal property incident to such real property, which (I) is a health care facility or (II) is necessary or incidental to the use of a health care facility.  A “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility (as defined in Section 7872(g)(4) of the Code), or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which was eligible for participation in the medicare program under Title XVIII of the Social Security Act with respect to such facility.  Any breach by Manager of the provisions of this Section 7.6 shall be an Event of Default under each Management Agreement.

7.7           Manager shall not agree to any amendment of any of the terms of the Management Agreements entered into with a GNC Tenant without Holdco’s prior written consent.

8.            Representations and Warranties of Tenant.

8.1            Each Tenant is a limited liability company duly organized and validly existing under the laws of the State of Delaware, Oregon or California, with full power and authority and legal right, through its trustees, to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

8.2            Tenant and its Affiliates are in material compliance with all third party agreements.

8.3            Tenant has authorized the execution and delivery of this Agreement and this Agreement constitutes the valid and binding obligation and agreement of Tenant, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principals of equity).

8.4             Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Tenant pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Tenant or any Affiliate thereof may be party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

8.5             No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Tenant of this Agreement or the taking of any action thereby contemplated, which has not been obtained.

8.6           No GNC Tenant shall agree to any amendment of any of the terms of the Management Agreements to which it is a party without Holdco’s prior written consent.

9.            Exclusivity of Manager

9.1           Except for properties listed on Exhibit D hereof, Manager, each Affiliate and subsidiary of the Manager and each Key Man is prohibited from (i) expanding its senior living management activities for parties other than Holdco and its Affiliates or (ii) providing or expanding its provision of back office or other support services to other managers of senior living facilities without the written consent of Holdco, which consent shall not be unreasonably withheld.

9.2           The consent requirement in Section 9.1 will no longer apply after the assets managed by Manager for Tenant achieve a trailing six month annualized EBITDAR for all of the Facilities of  $21,300,000, increased annually by 2.50% and as adjusted for any new Facilities; provided however, that if any rolling three month period annualized EBITDAR for all of the Facilities after such time falls below $20,300,000, increased annually by 2.50% and as adjusted for any new facilities, the consent requirement in Section 9.1 will be automatically reinstated without notice.

9.3           Holdco and Manager will establish a “New Business Advisory Committee” to make recommendations regarding expansion plans for Manager’s management business including criteria for evaluating new management assignments and examining new potential management assignments for Manager.  The “New Business Advisory Committee” will consist of five members, three appointed by Manager and two appointed by Holdco.

10.          Approvals

10.1         Holdco will have approval over the following significant items relating to the Facilities:

(a)   National Vendor Contracts;

(b)   Contracts with a multi-year term and contracts involving an annual commitment of $50,000 or more;

(c)   Employee benefit plans;

(d)   Approved Budget;

(e)   Unplanned capital expenditures of more than $10,000 per item or $25,000 in aggregate for a facility; and

(f)    Any fees paid to, or contracts entered into with, an Affiliate of Manager.

11.          Key Man Provisions

11.1         Holdco must be notified in writing sixty (60) days in advance of the termination or hiring of one or more of the following individuals or positions (each a “Key Man”), except in the event of termination for Cause, in which case Tenant shall be provided with reasonable advance notice of such termination:

(a)   Doug Sproul;

(b)   Kacy Kang;

(c)   Sean Nelson;

(d)   Don Rath;

(e)   Manager’s Chief Financial Officer; and

(f)    Any officer reporting directly to the Chief Executive Officer or Board of Directors of Manager.

11.2         Manager will promptly notify Holdco should any Key Man resign or separate from Manager.

11.3         Manager’s management team as of the date hereof is shown on Exhibit F, hereof.

12.          Travel Budget

12.1         Manager shall by November 1 of each year deliver to Holdco for Holdco’s approval, a draft travel budget for the next calendar year that includes scheduled visits to Facilities by certain employees of Manager and other policies restricting the manner in which travel costs are incurred.  The travel budget as proposed shall be considered by Tenant and, in consultation between Holdco and Manager, the travel budget for the Facilities for the ensuing calendar year will be prepared by the Manager with the final contents of the travel budget to be determined mutually by Manager and Holdco (the “Travel Budget”).

12.2         For calendar year 2009,  Holdco agrees to pay Manager the sum of $12,500 per month to subsidize the cost of travel by operating personnel employed by Manager in providing services under this, and related, agreements to Facilities.  Manager will provide a quarterly summary accounting of the travel expenses.  Such summary will identify the employee that traveled, the properties reviewed during the period and the expenses incurred during the period.  The parties agree that this payment is intended to subsidize the travel of key Manager management personnel to provide oversight and support of operations for the facilities listed in Exhibit A.  From time to time, the parties will review the amount, level of travel and other aspects of the activities covered in this section 12.2.  The accounting report provided to Tenant will include the following elements:

•                  Name of Employee Traveling

•                  Title of Employee Traveling

•                  Home Office of Employee Traveling

•                  Facility(ies) Visited

•                  Date of Visit

•                  Summary of Business Purpose of Visit

•                  Travel Segments

•                  Expenses incurred by category

After March 30, 2009 the parties will review the actual expenditures incurred by Manager relative to the subsidy provided in this Section 12.2.  Tenant, at its sole discretion, may increase the amount of the monthly subsidy.

12.3         Tenant agrees to reimburse Manager monthly for certain travel expenses incurred by Manager in accordance with the approved Travel Budget.

13.          Miscellaneous.

13.1 Notices.

Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement (collectively, “notices”) shall be governed by the notice provisions set forth in the Management Agreements; provided, however, all such notices shall be addressed:

(a) to Holdco:

Wakefield Capital, LLC
c/o Midwest Care Holdco TRS I LLC

2 Wisconsin Circle, Suite 540

Chevy Chase, Maryland 20815

Tele: (301) 941 -1 690

Fax: (301) 941-1661

Attention: Sean P. Murphy

(b) to any Holdco SPE :

Wakefield Capital, LLC
c/o [Insert Name of Holdco SPE]

2 Wisconsin Circle, Suite 540

Chevy Chase, Maryland 20815

Tele: (301) 941 -1 690

Fax: (301) 941-1661

Attention: Sean P. Murphy

(c) to any GNC Tenant:

The Wilkinson Corporation

c/o [Insert Name of GNC Tenant]

402 East Yakima Avenue, 15th Floor

Yakima, Washington 98901

Attention: Lonnie P. Gienger, President & CEO

Tele: (509) 965-4240

Fax: (509) 965-8535

(d) to Manager:

Good Neighbor Care Centers, LLC

78 Centennial Loop

Eugene, OR 97401

Attention: P. Kacy Kang

Tele:  (541) 747-3373

Fax:   (541) 747-0673

With a copy to:

The Wilkinson Corporation

c/o [Insert Name of GNC Tenant]

402 East Yakima Avenue, 15th Floor

Yakima, Washington 98901

Attention: Lonnie P. Gienger, President & CEO

Tele: (509) 965-4240

Fax: (509) 965-8535

(e) to Wakefield:

Wakefield Capital, LLC

2 Wisconsin Circle, Suite 540

Chevy Chase, Maryland 20815

Tele: (301) 941 -1 690

Fax: (301) 941-1661

Attention: Sean P. Murphy

By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address.

13.2           Amendments. This Agreement may be amended only with the written approval of the parties hereto.

13.3           Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. Any dispute arising in connection with this Agreement shall be resolved in a court of competent jurisdiction, and each party hereby submits to the jurisdiction of that court. Each party hereby waives its right to trial by jury in connection with any dispute between any of the parties to this Agreement arising out of this Agreement or the rights or obligations of the parties hereunder. The titles of the Articles and Sections in this Agreement are for convenience only and shall not be considered in construing this Agreement. Pronouns used herein shall be construed to refer to the masculine, feminine, neuter, singular and plural as the identity of the individual or entity referred to may require. No provision of this Agreement shall be interpreted as bestowing any rights whatsoever upon any third party. A cross reference to another section shall be deemed to be to such section of this Agreement, unless explicitly stated otherwise.

13.4         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

13.5         Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all other provisions shall be deemed valid and enforceable to the greatest possible extent.

13.6           Binding on Successors. The rights and obligations of the parties under this

Agreement shall bind their respective successors and assigns and shall enure to the benefit of their successors and permitted assigns. This Agreement may not be assigned by Manager.

13.7           Confidentiality. The provisions as to confidentiality in the Management Agreements shall apply to the parties hereto as if such provisions were expressly set forth herein.

13.8           Time is of the Essence. Time is of the essence with respect to all time or notice deadlines set forth herein; provided, however, this provision shall not affect the rights of any defaulting party hereunder to cure such default within the time periods (if any) explicitly set forth herein, if and as so permitted pursuant to the terms of this Agreement.

EXECUTED as of the date first above written.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HOLDCO I:                                                                                   MIDWEST CARE HODLCO TRS I LLC, a Delaware limited liability company

By:	MIDWEST CARE HOLDINGS LLC, a Delaware limited liability company and its Managing Member

By:
Name: Timothy O’Brien
Title: Executive Vice President

GNC TENANTS:

RICHMAN GARDENS, LLC, a California limited liability company

SUNFLOWER GARDENS, LLC, a California limited liability company

VALLEY VIEW GARDENS, LLC, a California limited liability company

FULLERTON GARDENS, LLC, a California limited liability company

ANGELWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

CARRIAGE COURT MEMPHIS, LLC, a Delaware limited liability company

COTTAGE LANDING, LLC, a Delaware limited liability company

COUNTRYWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

ELKWOOD SENIOR LIVING CENTER, LLC, a Delaware limited liability company

GRANVILLE ASSISTED LIVING, LLC, a Delaware limited liability company

OAKWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

TIMBERWOOD SENIOR LIVING, LLC, a Delaware limited liability company

WEATHERWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

CARRIAGE COURT GROVE CITY, LLC, a Delaware limited liability company

CARRIAGE COURT KENWOOD, LLC, a Delaware limited liability company

CARRIAGE COURT LANCASTER, LLC, a Delaware limited liability company

CARRIAGE COURT MARYSVILLE, LLC, a Delaware limited liability company

CARRIAGE COURT WASHINGTON COURTHOUSE, LLC, a Delaware limited liability company

By:
Russell Wilkinson
Authorized Representative of each of the foregoing limited liability companies

MANAGER:                                                                             GOOD NEIGHBOR CARE CENTERS, LLC, an Oregon limited liability company

By:
Name: Russell L. Wilkinson
Its: Authorized Person

EXHIBIT A

DESCRIPTION OF FACILITIES

Facility Name	Address
Fullerton Gardens	1510 E. Commonwealth Fullerton, CA

Sunflower Gardens	3730 S. Greenville St. Santa Ana, CA

Richman Gardens	317 N. Richman Ave. Fullerton, CA

Valley View Gardens	11848 Valley View St. Garden Grove, CA

Brookstone Estates of Effingham	1101 North Maple St. Effingham, IL

Brookstone Estates of Olney	1110 N. East St. Olney, IL

Brookstone Estates of Fairfield	315 N. Market St. Fairfield, IL

Brookstone Mattoon North	1920 Brookstone Ln. Mattoon, IL

Brookstone Estates of Rantoul	300 Twin Lakes Rantoul, IL

Brookstone Mattoon South	2008 S. 9th Street Mattoon, IL

Brookstone Estates of Charleston	300 Lincoln Hwy Rd. Charleston, IL

Cottage Landing	150 Cottage Lane Carrollton, GA

Brookstone Suites of Effingham	505 W. Temple Ave. Effingham, IL

Brookstone Estates of Paris	146 Brookstone Ln. Paris, IL

Brookstone Estates of Vandalia	1607 W. Fillmore Vandalia, IL

Emerald Glen	1301 North East St. Olney, IL

Countrywood Assisted Living and Memory Care	1604 South 13th Street Kingfisher, OK

Timberwood Senior Living	5020 SE 44th St. Oklahoma City, OK

Carriage Court of Kenwood	4650 E. Galbraith Rd. Cincinnati, OH

Granville Villa of LaVista	8507 Granville Parkway LaVista, NE

Grand Victorian of Sycamore	1440 Somonauk St. Sycamore, IL

Grand Victorian of Rockford	3495 McFarland Road Rockford, IL

Carriage Court of Memphis	1645 W. Massey Road Memphis, TN

Oakwood Assisted Living & Memory Care	2305 Lingleville Highway Stephenville, TX

Elkwood Assisted Living & Memory Care	1000 Elkwood Blvd. Elk City, OK

Weatherwood Assisted Living & Memory Care	3601 Main St. Weatherford, OK

Angelwood Assisted Living & Memory Care	3200 West Hayes Clinton, OK

The Glenwood	1101 North Monroe St. Robinson, IL

Brookstone Estates of Tuscola	1106 E. North Line St. Tuscola, IL

Brookstone Estates of Harrisburg	165 Ron Morse Drive Harrisburg, IL

Carriage Court of Marysville	717 South Walnut Street Marysville, OH

Carriage Court of Lancaster	800 Becks Knob Road Lancaster, OH

Carriage Court of Grove City	2320 Sonora Drive Grove City, OH

Carriage Court of Washington Court House	500 N. Glen Avenue Washington Court House, OH

EXHIBIT B

FORM OF LEASE

EXHIBIT C

INCENTIVE THRESHOLD PURCHASE PRICE ALLOCATION

EXHIBIT D

SCHEDULE OF DEVELOPMENT FACILITIES

1.               Grand Victorian of Washington

100 Good Neighbor Place

Washington, IL 61571

2.               Grand Victorian of Pekin

2700 S. 14th St.

Pekin, IL 61554

3.               MSC of Port Royal

1901 N. Paris Avenue

Port Royal, SC 29935

EXHIBIT E

FORM OF MANAGEMENT AGREEMENT

EXHIBIT F

MANAGER’S MANAGEMENT TEAM

1.               Doug Sproul, Senior Advisor

2.               Kacy Kang, President & Chief Operating Officer

3.               Don Rath, Chief Administrative Officer

4.               Lonnie Gienger, Chief Executive Officer

SCHEDULE I

RICHMAN GARDENS, LLC, a California limited liability company

SUNFLOWER GARDENS, LLC, a California limited liability company

VALLEY VIEW GARDENS, LLC, a California limited liability company

FULLERTON GARDENS, LLC, a California limited liability company

ANGELWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

CARRIAGE COURT MEMPHIS, LLC, a Delaware limited liability company

COTTAGE LANDING, LLC, a Delaware limited liability company

COUNTRYWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

ELKWOOD SENIOR LIVING CENTER, LLC, a Delaware limited liability company

GRANVILLE ASSISTED LIVING, LLC, a Delaware limited liability company

OAKWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

TIMBERWOOD SENIOR LIVING, LLC, a Delaware limited liability company

WEATHERWOOD ASSISTED LIVING & MEMORY CARE, LLC, a Delaware limited liability company

CARRIAGE COURT GROVE CITY, LLC, a Delaware limited liability company

CARRIAGE COURT KENWOOD, LLC, a Delaware limited liability company

CARRIAGE COURT LANCASTER, LLC, a Delaware limited liability company

CARRIAGE COURT MARYSVILLE, LLC, a Delaware limited liability company

CARRIAGE COURT WASHINGTON COURTHOUSE, LLC, a Delaware limited liability company